QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(H)

Opto Circuits (India) Limited Commences Cash Tender Offer for Criticare Systems, Inc.

Milwaukee & Bangalore, India—March 7, 2008—Opto Circuits (India) Limited ("Opto Circuits") announced today that Packer Acquisition Corporation, a wholly-owned subsidiary of Opto Circuits, is today commencing a cash tender offer to purchase all outstanding shares of common stock of Criticare Systems, Inc. ("Criticare") (AMEX: CMD), for $5.50 in cash without interest and less any required withholding taxes. The tender offer is being made pursuant to a previously announced merger agreement dated February 24, 2008 among Criticare, Packer Acquisition Corporation, and Opto Circuits.

The Criticare board of directors has unanimously determined that the merger agreement, the tender offer and the merger are advisable, fair to, and in the best interests of, Criticare and the Criticare stockholders and unanimously recommends that Criticare stockholders tender their shares in the offer.

The tender offer will expire at 5 P.M., on April 4, 2008, unless extended in accordance with the merger agreement and the applicable rules and regulations of the Securities and Exchange Commission ("SEC"). The offer is subject to customary conditions, including the acquisition by Opto Circuits of at least 65 percent of the outstanding shares of Criticare common stock, assuming the exercise of all outstanding Criticare stock options.

Opto Circuits today will file with the SEC a tender offer statement on Schedule TO setting forth in detail the terms of the tender offer. Criticare today will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of Criticare's board of directors that Criticare stockholders accept the tender offer and tender their shares pursuant to the tender offer. Questions and requests for assistance may be directed to the Paying Agent and Information Agent for the offer, Mellon Investor Services LLC, at (877) 277-2059 (toll free).

About Opto Circuits

Opto Circuits (www.optoindia.com) is a leading Indian manufacturer of healthcare equipment whose products include digital thermometers, sensors, probes, pulse oximeters, patient monitoring systems, cardiac stents and catheters.

About Criticare

Criticare (www.csiusa.com) designs, manufactures, and markets cost-effective patient monitoring systems and noninvasive sensors for a wide range of hospitals and alternate health care environments throughout the world.

Cautionary statement regarding forward-looking statements

The forward-looking statements included in this release are made only as of the date of publication. Except as otherwise required by law, Criticare and Opto Circuits disclaim any intention or obligation to update any forward-looking statements as a result of development occurring after the date of this press release.

This release contains forward-looking statements regarding the proposed acquisition of Criticare, the expected timetable for completing the transaction, future business prospects and market conditions and benefits and synergies of the transaction. Such statements are based on the current assumptions and expectations of Criticare's and Opto Circuits's management and are neither promises nor guarantees. You can generally identify these forward-looking statements based on the context of the statements and by the fact that they use words such as "will," "anticipate," "expect," "project," "intend," "plan," "believe," "target" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. There can be no assurance that management's estimates of our future results will be achieved. Important factors that could cause actual results to differ materially from those presently expected include: conditions affecting the markets in which Criticare operates; the uncertainty of regulatory approvals; the parties' ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; Opto Circuits's ability to successfully integrate Criticare's operations with its existing operations; the ability to realize anticipated synergies and cost savings; and other events, factors and risks previously and from time to time disclosed in filings with the SEC, including, but not limited to, Criticare's annual report on Form 10-K for the fiscal year ended June 30, 2007.

###

This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Criticare. Opto Circuits and Packer Acquisition Corporation are filing with the SEC a tender offer statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and Criticare is filing with the SEC a solicitation/recommendation statement on Schedule 14D-9, with respect to the tender offer. Opto Circuits, Packer Acquisition Corporation and Criticare are mailing these documents to the stockholders of Criticare. These documents contain important information about the tender offer and stockholders of Criticare are urged to read them carefully. These documents will be made available to Criticare security holders at no expense to them by mailing requests to Attention: Secretary, Criticare Systems, Inc., 20925 Crossroads Circle, Suite 100, Waukesha, Wisconsin 53186. Stockholders of Criticare will also be able to obtain a free copy of these documents (when they become available) and other documents filed by Criticare or Opto Circuits with the SEC at the website maintained by the SEC at www.sec.gov.

Contacts

Criticare: Emil Soika, President and CEO, (262) 798-8282
Opto Circuits: Thomas Dietiker, Director, (310) 561-8468

QuickLinks

  Exhibit (a)(1)(H)
Opto Circuits (India) Limited Commences Cash Tender Offer for Criticare Systems, Inc.